Exhibit 99.1

LM Funding America Announces June 2025 Production and Operational Update

- Bitcoin treasury as of June 30, 2025 valued at $16.7 million or $3.25 per share[1]

TAMPA, FL, July 8, 2025 — LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin mining and technology-based specialty finance company, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended June 30, 2025.

Metric	May 2025	June 2025
- Bitcoin[2]
- Mined, net	6.3	5.5
- Sold	-	(5.0)
- Purchased	-	-
- Service Fee	-	-
- Bitcoin HODL	155.0	155.5
- Machines[2]
- Operational	4,320	4,320
- Storage	1,297	1,218
- Total Machines	5,617	5,538
- Hashrate (EH/s2)
- Oklahoma	0.48	0.48
- Hosted	-	-
- Energized	0.48	0.48
- Storage	0.13	0.12
- Total	0.61	0.60

Bruce Rodgers, Chairman and CEO of LM Funding, commented “The reduction in Bitcoin mined in June is the result of our strategic curtailment approach during peak summer months. High temperatures in Oklahoma triggered financial incentives to curtail mining operations leading us to prioritize energy sales over Bitcoin production. Estimated curtailment and energy sales for June 2025 were approximately $55,000 or approximately $216,000 for the second quarter of 2025.”

The Company estimates that the value of its 155.5 Bitcoin holdings on June 30, 2025, was approximately $16.7 million or $3.251 per share, based on a Bitcoin price of approximately $107,170 as of June 30, 2025, compared to a stock share price of $2.86 as of June 30, 2025.

Exhibit 99.1

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a Bitcoin mining and specialty finance company. The company was founded in 2008 and is based in Tampa, Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the risks of operating in the cryptocurrency mining business, our limited operating history in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, the ability to finance our site acquisitions and cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

For investor and media inquiries, please contact:

Investor Relations

Orange Group

Yujia Zhai

LMFundingIR@orangegroupadvisors.com

[1]Bitcoin treasury calculated using 155.5 Bitcoin held as of 6/30/25 and Bitcoin price of approximately $107,170 as of 6/30/25. Bitcoin per share calculated using 5,133,412 shares outstanding as of 3/31/25 from SEC Form 10-Q filed May 15, 2025

[2]Unaudited